FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ANNOUNCES

EXECUTIVE CHANGES

ABILENE, Kan. (February 6, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) today reports two executive changes.

James Schoenbeck, Senior Vice President of Real Estate, is retiring after more than 32 years of service to the Company. Over the tenure of his career at Duckwall-ALCO Stores, Schoenbeck served in a variety of senior leadership positions.

Phillip Hixon has been promoted to Senior Vice President of Store Development. Hixon will assume responsibility for real estate while continuing to direct the store opening process and merchandising presentation efforts. Hixon joined the Company in December of 2006 after many years with Michael’s Stores, Inc., where he was responsible for opening more than 700 stores.

Bruce Dale, President and Chief Executive Officer, said, “We thank Jim Schoenbeck for his significant contribution over the past 32 years and congratulate him on a well-deserved retirement. We know that our real estate will be in good hands with Phil Hixon and his team, and we congratulate Phil on his new role. Phil’s vast experience will continue to be critical to the Company as we continue with our aggressive growth strategy. He did an outstanding job of opening 18 new stores last year and we look forward to his leadership as we prepare to open as many as 25 new stores this year.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 262 stores across 22 states, Duckwall-ALCO is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc., visit the Company’s website at www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission

For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com